SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by the Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240. 14a-12

MARIMBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Filed by Marimba, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Marimba, Inc.

Commission File No.: 000-25683

This filing relates to the acquisition of Marimba, Inc. by BMC Software, Inc. pursuant to an Agreement and Plan of Merger, dated as of April 28, 2004.

On April 29, 2004, Marimba sent the following letter to its customers:

April 29, 2004

To our valued customers:

We are pleased to inform you that BMC Software and Marimba today announced they have signed a definitive merger agreement under which BMC Software will acquire Marimba. The acquisition is scheduled to close in mid-summer, subject to regulatory and Marimba stockholder approval.

Joining BMC, and their Remedy business unit, is very exciting for us. BMC is well established in the datacenter domain and Remedy has clear market leadership in the service desk and asset management marketplaces. By combining these offerings with Marimba’s expertise in client and server software management, customers can take advantage of a superior set of solutions for the management of their IT environments. In short, we believe this merger will be very beneficial for our customers and our partners.

Please note that after the acquisition is completed, BMC Software plans to continue to support and enhance Marimba products and services. All contact information and all current contracts — support or otherwise — remain in place.

Please contact your Marimba sales or customer support representatives if you have any questions about this or any other matter.

Sincerely,

Rich Wyckoff

President & CEO, Marimba, Inc.

Forward-Looking Statements

This filing contains forward-looking statements that involve risks and uncertainties concerning BMC Software’s proposed acquisition of Marimba. Actual events or results may differ materially from those described in this filing due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the requirement that Marimba’s stockholders must approve the transaction, the required receipt of necessary regulatory approvals, including from the SEC and under applicable antitrust laws, other conditions to the closing of the merger, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on Marimba’s customer relationships, operating results and business generally, including the ability to retain key employees. For more information and additional risk factors regarding Marimba generally, see “Factors Affecting Operating Results” contained in Marimba’s Annual Report on Form 10-K filed on March 16, 2004 and the risk factors contained in other reports filed by Marimba with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Additional Information About the Merger and Where to Find It

Marimba will file a proxy statement and other documents regarding the proposed merger described in this press release with the SEC. MARIMBA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to stockholders of Marimba seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by Marimba with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by Marimba with the SEC may also be obtained free of cost by directing a request to: Investor Relations Group, Marimba, Inc, 440 Clyde Avenue, Mountain View, CA 94043; or InvestorRelations@marimba.com. You may also read and copy any reports, statements and other information filed by Marimba at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Marimba and BMC Software and their respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of Marimba stockholders in connection with the proposed merger. Certain directors and executive officers of Marimba may have interests in the merger, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of Marimba common stock generally, and their interests will be described in the proxy statement that will be filed by Marimba with the SEC.